EXHIBIT 99.1

Press Release

Lawrence Financial Holdings, Inc. Records Additional Allowance for Loan Losses on September 30, 2002

IRONTON, Ohio--Sept. 30, 2002--Lawrence Financial Holdings, Inc. - (OTCBB:LWFH). At the direction of the Office of Thrift Supervision (the "OTS"), the federal regulatory agency which supervises Lawrence Financial's thrift subsidiary Lawrence Federal Savings Bank (the "Bank"), the Company is reporting that it has increased the Bank's allowance for loan losses ("ALL") through a provision for loan losses equal to $242,000 on September 30, 2002. In the third quarter of 2002 the Company expensed $65,000 per month in July and August bringing the total provision expense for the third quarter to $372,000. Year to date through September 30, 2002, the Company has expensed $702,000 in provision for loan losses and will record an estimated $721,000 in gross charge-offs. The Company estimates that the impact to earnings per share from the $242,000 of ALL will be approximately ($0.24).

The Company will include preliminary information regarding non-performing assets, loan delinquency and charge-off experience in its earnings release, which is expected in mid-October 2002 and will publish more detailed information with the filing of the September 30, 2002 Form 10-QSB in mid-November. In general, the Company continues to experience loan delinquency and charge-off trends similar to those discussed in the June 30, 2002 Form 10-QSB.

Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Contact:
     Lawrence Financial Holdings, Inc.
     Jack Blair, 740/532-0263
                 or
     RobRoy Walters, 740/532-1885